Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 18, 2010
Registration Statement No. 333-150095

Free Writing Prospectus dated October 18, 2010

Honda Auto Receivables 2010-3 Owner Trust
Issuing Entity

American Honda Receivables Corp.,
Depositor

American Honda Finance Corporation,
Sponsor, Originator, Servicer and Administrator

$1,000,000,000 ASSET BACKED NOTES, Series 2010-3

The depositor has prepared a preliminary prospectus supplement dated October 18, 2010 and prospectus dated October 18, 2010 which describe the notes issued by the issuing entity.  You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from Fitch, Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s” and together with Fitch, the “rating agencies”), listed below.

	Fitch	Moody’s

Class A-1 Notes	F1+ (sf)	Prime-1 (sf)

Class A-2 Notes	AAA (sf)	Aaa (sf)

Class A-3 Notes	AAA (sf)	Aaa (sf)

Class A-4 Notes	AAA (sf)	Aaa (sf)

Joint Bookrunners

J.P. Morgan	BNP PARIBAS

Co-Managers

BofA Merrill Lynch	Credit Suisse	Goldman, Sachs & Co.	HSBC

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.